Exhibit (c)(2)
Discussion Materials for: Greenville Federal Financial, Corp. May 20, 2008 Robert J. Toma, CFA, Vice President rtoma@kbw.com 614.766.8413

Table of Contents 1. Overview of Going Private Transactions 2. Financial Impact of Buybacks / Tender Offer 3. Peer Group Analysis

Overview of Going Private Transactions

Going Private — Definition A company “goes private” when it reduces the number of its shareholders of record to fewer than 300. Allows a company to “de-register” its securities under SEC rules. SEC reporting requirements cease Additional SEC compliance reduced or eliminated Insiders not subject to the filing and liability provisions re short-swing profit rules 5% shareholders not required to file ownership reports Once private, companies typically “de-list” shares listed on any national exchange and typically trading activity in shares is no longer quoted in the OTC Bulletin. Pink Sheets system remains a quotation option

Traditional Factors Influencing Going Private Decision POSITIVES NEGATIVES No SEC reporting Decrease liquidity and shareholder base Lower legal & registration fees Decrease excess capital Increase ownership control & familiarity Access to capital narrowed with shareholder base Re-registration is expensive ROE slightly improved Loss of public acquisition currency Enhanced management focus Loss of market making support Capacity to adopt a long-term shareholder value outlook Less of research analyst attention Loss of favorable effect on Liquidity to small shareholders product/service marketing Less exposure to unwelcome takeover Impact on equity incentive programs action, enhanced control of independence Impact on using stock for charitable Ability to qualify for Sub S status contributions c

Going Private Structure Selections Four possible structures to achieve objectives: Voluntary Traditional share repurchase in the open market — Board approves and publicly announces repurchase Self tender offer — Company makes an offer to all its shareholders to purchase a specified number of shares of stock within a specified price range per share or a fixed price. Odd-lot tenders are self tenders specifically targeting shareholders with fewer than 100 shares. Involuntary Reverse stock split — Company decides that x number of shares is now equal to 1 share and any fractional shares are cashed out. Cash-Out Merger — Shareholders owning fewer than a pre-determined number of shares will be cashed-out in a reorganization transaction accomplished by the merger of a newly formed subsidiary of the Company with and into the Company

Going Private Structure Comparison Fixed Require Appraisal/ Valuation Fairness Price or Cost per Shareholder Dissenters Analysis Opinion Timing Reduced Structure Range Share Voluntary Cost Vote Rights Required Required (days) Liquidity Dutch/ Modified Range Lower Yes Low No NA Not Not 60-90 Yes Self Tender Typical Typical Fixed Self Fixed Higher Yes Low No NA Not Not 60-90 Yes Tender Typical Typical Reverse Stock Fixed Higher No Higher (1) Typically No Typical Typical 60-90 Yes Split Cash-Out Fixed Higher No Higher (1) Typically Yes Typical Typical 60-90 Yes Merger (1) Due to cost associated with required shareholder vote.

Share Redemption Structure Overview Objectives 1. Reduce excess capital Share repurchase Self tender 2. Reduce number of shareholders Share repurchase Self tender Reverse stock split / cash-out merger Voluntary Involuntary Self — Legal Tender Method Dutch / Fixed Reverse Stock Cash-Out “Modified” Dutch Price Split Merger Targeted Odd-Lot Targeted Shareholders Shareholders Shareholders 8

Going Private — Corporation’s Point of View POSITIVES NEGATIVES Voluntary action by shareholders - may pose less Uncertainty of obtaining goal risk of shareholder suits Odd lot (<100 shareholder) tender option only may not Tender Lower reputation risk with shareholders — provides meet objectives Self “equal opportunity” to shareholders Potentially prolonged process nder Wide variety of structural parameters available Potentially additional expense Self Increased certainty that transaction goals will be Shareholder vote and solicitation of proxies necessary Reverse Split achieved (prolonged process) Eliminates minority interests Appears to benefit insiders/potential shareholder Stock relationship issues Requisite shareholder vote maybe controlled by majority block Potentially greater risk of litigation Stock Heightened fiduciary duty for shareholders who serve on Reverse Potential for “market value” vs. “fair value” standard board of directors given conflict of interest issues Split Eliminates minority interest while preserving and Shareholder vote and proxies necessary (prolonged Merger increasing the insiders’ (i.e. controlling shareholders) process) equity ownership Dissenters rights for “value” likely available Requisite shareholder vote maybe controlled by Appears to benefit insiders/potential shareholder majority block relationship issues Cash Out Potential for “market value” vs. “fair value” standard Legal “value” standard could be well above current Merger market Cash Out Heightened fiduciary duty for shareholders who serve on board of directors given conflict of interest issues

Going Private — Remaining Shareholders’ Point of View POSITIVES NEGATIVES Less risk of shareholder suits through voluntary Uncertainty of obtaining goal Tender action Potentially prolonged process Lower reputation risk issues Constrains capital for growth Self Tender Accretive to 2nd Step Exchange Ratio Decreases share liquidity Self Efficiently leveraged capital structure Requisite shareholder vote maybe controlled by Reverse Split majority block Appears to benefit insiders Eliminates minority interests and expands control Legal “value” standard questions Stock ownership position Risk of litigation and cost Impacts only targeted shareholders Stock Decreases share liquidity Reverse Efficiently leveraged capital structure Split Requisite shareholder vote maybe controlled by Dissenters rights issues Merger majority block Potential shareholder relationship issues Eliminates minority interest and expands control Legal “value” standard questions ownership Decreases share liquidity Cash Out Legal “value” standard questions Merger Impacts only targeted shareholders Cash Out Efficiently leveraged capital structure

Going Private — Tendering Shareholders’ Point of View POSITIVES NEGATIVES Equal opportunity Taxable transaction Fair perception Resulting decreased liquidity for minority holders not Tender tendering Voluntary action Self If successful, avoid economic implications of holding Tender Self private company shares Avoid economic implications of holding private Taxable transaction Reverse Split company shares Forced out ___Cash-out at likely increased value over market Shareholder vote benefits control holders Stock Ability to proceed with legal action if “value” Potential shareholder disenfranchisement standard not met Stock Reverse Split Avoid economic implications of holding private Taxable transaction Merger company shares Forced out Cash-out at likely increased value over market Shareholder vote benefits control holders Potential to proceed with legal action Potential shareholder disenfranchisement Cash Out Cash Out Merger

Overview of a Self-Tender Offer Voluntary What Is A Self-Tender Offer? Issuer repurchases its own shares from various shareholders, typically for cash Generally 5% — 30% of total outstanding shares Methods include: Fixed Price Tender and Dutch or Modified Dutch Auction What Is The Difference Between Fixed Price, Dutch Auction and Modified Dutch Auction? Fixed Price: Offer to purchase up to a specified number of shares at one fixed price per share Dutch and Modified Dutch Auction: Offer to purchase up to a specified number of shares within a range of prices per share. Shareholders indicate their willingness to sell all, none or a percentage of their shares. Shareholders may offer to tender different percentages of their stock at various tender prices within the tender price range. 12

Overview of a Self-Tender Offer

Voluntary

- How Is The Final Price Per Share Determined?

  - All shares acquired in a Fixed Price Tender and a Modified Dutch Auction Tender will be acquired at the same price. In a Dutch Auction Tender the Company acquires the amount of shares it wishes to repurchase at the lowest prices per share that are offered by tendering shareholders. Conversely, in a Modified Dutch Auction Tender, the Company selects the lowest price per share that allows it to acquire the desired number of shares and pays the same price to all shareholders that tendered at or below that price. The following illustrates the pricing differences between Dutch and Modified Dutch Auction methods for a company offering to repurchase 200,000 shares at a price range between $22.00 and $25.50 per share with the following offers submitted:

		Dutch Auction Process		Modified Dutch Auction Process	
Shares Offered to Tender	Price	Offered Shares Repurchased by the Company	Price	Offered Shares Repurchased by the Company	Price
50,000	$22.00	50,000	$22.00	50,000	$24.50
55,000	$23.50	55,000	$23.50	55,000	$24.50
100,000	$24.50	95,000	$24.50	95,000	$24.50
800,000	$25.00	None	$25.00	None	$25.00

KBW

13

Overview of a Self-Tender Offer (Cont.) Voluntary How Does A Shareholder Select The Price At Which To Tender Their Shares? Tendering bank with advice of investment banker sets tender price range Shareholder can tender at prices within range typically at increments of $0.25 Shareholder can tender various portions of owned position at different prices Shareholder cannot tender same portion of owned position at different prices How Long Does the Offer Last? SEC requires minimum 20 business day period During tender offer period: — shareholder can alter or withdraw their tender — tendering bank can alter terms of tender offer provided bank gives 10 business day notice What Is The Role Of The Investment Banker? Advise on tender offer strategy and structure Assessment of pro forma financial implications Valuation analysis in support of tender pricing Fairness opinion support of tender transaction 14

Steps Involved in the Self Tender Process Voluntary Decision to proceed Decide if and what forms need to be filed with the SEC Remaining Public—Form TO Going Private Transaction—Schedule 13E 3 Provide quarter-end financials to be used in SEC Filing Assure funding is present at holding company level prior to commencing tender offer Lawyers begin to draft filing and all ancillary documents for distribution to Working Group for comments Set price range for tender offer immediately prior to finalizing document Announce tender and file SEC documents on same day Mail tender materials to shareholders as soon as possible after above event Tender offer runs for 30 days KBW can handle shareholder communications and questions Shortly after tender expiration, announce preliminary results of tender Approximately one week after tender expiration, remit funds to shareholders and announce final results of tender Entire process can be completed in approximately two months 15

Reverse Stock Split Structure Involuntary Each outstanding share is converted into a fraction of a new share, and stockholders receive: Certificates representing whole shares and Cash in lieu of fractional shares. 1 Share 1/1,000 $ CASH $ Share Converts to Results in 1,000 Continued 1 Share Shares Ownership A reverse stock split is generally effected by amending the company’s certificate of incorporation via a shareholder vote A 1-for-1,000 split effectively cashes out holders of less than 1,000 shares and it reduces the number of record stockholders below 300, the company may go private. 16

Cash-Out Merger Structure Involuntary The Public Company Merger Corporation Step 1 Controlling shareholders Wholly-owned subsidiary Formation of the Public Company of shell formed for the sole subsidiary purpose of effecting the Shareholders owning merger fewer than a pre- determined number of shares Targeted Minority Shareholders 17

Cash-Out Merger Structure (Cont.) Involuntary Shares owned by Public The Public Company Company’s controlling shareholders remain outstanding as shares of the company resulting Step 2 from the merger with all rights, privileges and Merger Corporation is powers existing merged with and into immediately before the reorganization. the Public Company. Merger Corporation The assets and shares are canceled without any action on the property of the Public part of the holder thereof. Company survive. As a condition of the merger, shares owned by targeted shareholders are converted to cash, thus terminating their equity interest 18

Financial Impact of Buybacks / Tender Offer

Financial Impact of Share Repurchase Program Leverage Ratio — Bank Level Pro Forma 2nd Step Exchange Ratio Buyback Price/Share Buyback Price/Share 7.28% 9.00 10.00 11.00 12.00 13.00 1.410 7.40 8.00 9.00 10.00 11.00 20.0% 9.93% 9.78% 9.63% 9.48% 9.32% 2.5% 1.397x 1.396x 1.394x 1.393x 1.391x Percentage 25.0% 9.59% 9.40% 9.21% 9.01% 8.82% 5.0% 1.412x 1.410x 1.406x 1.403x 1.400x 30.0% 9.24% 9.01% 8.78% 8.55% 8.31% 7.5% 1.427x 1.424x 1.419x 1.414x 1.409x 35.0% 8.89% 8.62% 8.35% 8.08% 7.80% 10.0% 1.443x 1.439x 1.432x 1.425x 1.419x 40.0% 8.54% 8.23% 7.92% 7.60% 7.28% 12.5% 1.460x 1.454x 1.446x 1.437x 1.428x Accretion / (Dilution) to FC BV / Share Accretion / (Dilution) to 2nd Step Exchange Ratio Buyback Price/Share Buyback Price/Share 0.92% 7.40 8.00 9.00 10.00 11.00 1.96% 7.40 8.00 9.00 10.00 11.00 2.5% 0.50% 0.45% 0.37% 0.28% 0.20% 2.5% 1.03% 0.96% 0.84% 0.73% 0.61% Percentage 5.0% 1.02% 0.92% 0.74% 0.57% 0.40% Percentage 5.0% 2.10% 1.96% 1.72% 1.48% 1.25% 7.5% 1.55% 1.39% 1.13% 0.87% 0.60% 7.5% 3.21% 2.99% 2.63% 2.27% 1.91% 10.0% 2.09% 1.88% 1.52% 1.17% 0.81% 10.0% 4.36% 4.07% 3.58% 3.08% 2.59% 12.5% 2.64% 2.37% 1.93% 1.48% 1.03% 12.5% 5.56% 5.19% 4.56% 3.93% 3.31% 20

Sample Tender Analysis Assumptions Cost of funding 4.00% Tax Rate: 35% AT Savings from Deregistration: $150,000 Total Cost ($000s) Tender Premium Price / Price Over CMV FC Tg. Book 20% 25% 30% 35% $ 9.00 21.6% 60.7% 1,862 2,327 2,793 3,258 $ 10.00 35.1% 65.0% 2,069 2,586 3,103 3,620 $ 11.00 48.6% 69.1% 2,275 2,844 3,413 3,982 $ 12.00 62.2% 72.8% 2,482 3,103 3,723 4,344 21

Financial Impact of Tender Offer Cost of Repurchase ($000s) Pro Forma 2nd Step Exchange Ratio Buyback Price/Share Buyback Price/Share 2,109 9.00 10.00 11.00 00 12. 13.00 1.539 9.00 10.00 11.00 12.00 13.00 20.0% 1,899 2,106 2,313 2,520 2,727 20.0% 1.487x 1.473x 1.458x 1.443x 1.428x Percentage 25.0% 2,368 2,626 2,885 3,143 3,402 25.0% 1.520x 1.501x 1.481x 1.462x 1.443x 30.0% 2,836 3,146 3,457 3,767 4,077 30.0% 1.556x 1.532x 1.507x 1.483x 1.459x 35.0% 3,305 3,667 4,029 4,391 4,753 35.0% 1.595x 1.565x 1.536x 1.506x 1.476x 40.0% 3,773 4,187 4,601 5,014 5,428 40.0% 1.639x 1.603x 1.567x 1.531x 1.495x Accretion / (Dilution) to FC BV / Share Accretion / (Dilution) to 2nd Step Exchange Ratio Buyback Price/Share Buyback Price/Share 4.90% 9.00 10.00 11.00 12.00 13.00 11.34% 9.00 10.00 11.00 12.00 13.00 20.0% 3.06% 2.32% 1.57% 0.83% 0.09% 20.0% 7.58% 6.51% 5.44% 4.37% 3.30% Percentage 25.0% 3.95% 2.99% 2.04% 1.09% 0.13% Percentage 25.0% 9.94% 8.54% 7.14% 5.75% 4.35% 30.0% 4.88% 3.71% 2.53% 1.36% 0.18% 30.0% 12.52% 10.77% 9.01% 7.25% 5.49% 35.0% 5.86% 4.45% 3.05% 1.64% 0.24% 35.0% 15.36% 13.21% 11.06% 8.91% 6.75% 40.0% 6.90% 5.25% 3.59% 1.94% 0.29% 40.0% 18.51% 15.92% 13.33% 10.74% 8.15% 22

Peer Group Analysis

Comparative Group Summary MHCs Publicly traded mutual holding companies with total assets between $100 million and $260 million Midwest Thrifts Publicly traded thrifts headquartered in the Midwest with total assets between $100 million and $185 million Ohio Thrifts Publicly traded Ohio thrifts with total assets less than $400 million 24

MHC Peer Group — Comparative Financials Data is as of the quarter ended March 31, 2008 EOP Profitability and Overhead Ratios Capital and Balance Sheet Asset Quality Fee Inc. / Tang. Loans / Core Core Revenue Eff. Equity / Equity / Deposits Deposits / Secs. / LLR / NCO / Assets ROA ROE NIM Ratio Ratio Assets Assets Ratio Deposits Tg. Assets Loans Avg. Loans Institution Symbol ($Mil) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) (%) Greenville Federal Financial Corporation (MHC) GVFF 125 0.4 2.4 3.37 17.1 84.5 18.1 18.1 112.5 72.3 18.1 0.61 0.04 AJS Bancorp, Inc. (MHC) AJSB 259 0.1 1.2 2.51 3.8 92.8 11.2 11.2 73.3 74.7 31.6 1.09 0.09 Sound Financial, Inc. (MHC) SNFL 255 -0.1 -1.6 3.34 23.3 99.8 10.5 10.5 114.7 63.3 2.5 0.38 0.20 Equitable Financial Corp. (MHC) EQFC 213 -0.4 -3.5 2.43 32.4 110.0 10.3 10.3 127.6 64.8 4.8 0.75 0.01 Ottawa Savings Bancorp, Inc. (MHC) OTTW 210 0.3 3.0 2.15 8.5 74.2 10.4 10.4 85.6 81.4 13.5 0.33 0.14 Polonia Bancorp (MHC) PBCP 201 -0.1 -0.9 2.89 8.6 104.5 12.1 12.1 92.0 65.9 20.7 0.51 -0.01 FSB Community Bankshares, Inc. (MHC) FSBC 193 -0.2 -2.1 2.01 9.6 116.7 10.4 10.4 96.6 80.9 29.2 0.26 -0.01 SFSB, Inc. (MHC) SFBI 175 0.1 0.8 2.16 8.4 89.6 12.4 12.4 129.4 76.9 8.5 0.66 0.00 Georgetown Bancorp, Inc. (MHC) GTWN 172 -0.2 -1.5 2.69 12.4 115.4 10.1 10.1 134.5 64.4 12.5 0.82 0.00 Mid-Southern Savings Bank, FSB (MHC) MSVB 168 0.6 6.0 2.33 7.6 61.6 10.5 10.5 95.1 73.1 9.3 0.28 0.05 BV Financial, Inc. (MHC) BVFL 164 -0.3 -2.7 2.32 7.6 110.7 10.3 NA 89.1 65.4 12.9 0.44 0.05 Seneca-Cayuga Bancorp, Inc. (MHC) SCAY 151 0.2 1.2 3.16 34.1 92.9 12.3 12.1 87.9 78.8 14.0 0.43 0.11 Flatbush Federal Bancorp, Inc. (MHC) FLTB 146 0.0 0.1 3.05 6.1 99.6 10.6 10.6 95.7 77.1 20.5 0.21 0.00 Hometown Bancorp, Inc. (MHC) HTWC 135 0.5 3.4 4.57 20.9 84.5 13.9 13.9 109.9 64.0 2.2 0.65 0.00 Alamogordo Financial Corp. (MHC) ALMG 133 0.8 3.9 4.02 8.5 73.4 21.7 21.7 105.2 77.5 10.1 0.32 0.02 Gouverneur Bancorp, Inc. (MHC) GOV 133 0.7 4.6 3.56 12.3 71.5 15.6 15.6 133.4 79.6 8.2 0.83 0.04 Delanco Bancorp, Inc. (MHC) DLNO 131 -0.1 -0.6 2.75 8.4 103.3 10.5 NA 81.6 68.7 11.4 0.49 0.29 Home Federal Bancorp, Inc. of Louisiana (MHC) HFBL 128 0.3 1.4 2.58 1.3 80.3 23.8 23.8 34.6 84.3 64.4 0.81 0.00 Minden Bancorp, Inc. (MHC) MDNB 126 0.9 5.4 3.97 16.5 68.1 16.5 16.5 92.4 68.7 21.5 1.06 0.08 Ben Franklin Financial, Inc. (MHC) BFFI 117 -0.1 -1.0 2.71 5.6 101.9 13.5 13.5 110.9 83.3 4.4 0.47 0.18 First Federal of South Carolina, FSB (MHC) FSGB 116 0.4 3.9 3.66 19.0 85.1 9.2 9.1 83.8 78.8 4.5 0.59 0.05 MainStreet Financial Corporation (MHC) MSFN 112 -1.1 -17.9 2.30 13.7 123.9 6.1 5.4 133.1 58.3 3.1 0.57 0.17 Wake Forest Bancshares, Inc. (MHC) WAKE 109 1.0 5.6 2.93 3.9 40.7 18.9 18.9 94.4 58.7 1.8 1.51 0.11 Lincoln Park Bancorp (MHC) LPBC 108 0.0 0.0 2.34 4.8 97.2 12.1 12.1 109.5 84.8 22.7 0.28 0.00 Average: 159 0.1 0.4 2.89 12.0 91.2 12.7 12.9 100.44 72.75 14.54 0.60 0.07 Median: 146 0.1 0.8 2.71 8.5 92.9 11.2 12.1 95.70 74.69 11.44 0.51 0.05 Core Income excludes extraordinary items, non-recurring items and gains/losses on sale of securities 25

MHC Peer Group – Comparative Market Valuation

Data is as of the quarter ended March 31, 2008

Stock Information									Book Value & Earnings Multiples			Dividends	
						52 Week				Price/Earnings			
Institution	Symbol	Market Cap ($MM)	Shares Outstdng. (MM)	Stock Price ($) 05/16/08	YTD Change (%)	High ($)	Low ($)	Change Low (%)	Mkt. / FC Tg. Bk. (X)	MRQ (X)	LTM (X)	Current Div. ($)	Div. Yield (%)
Greenville Federal Financial Corporation (MHC)	**GVFF**	**17**	**2.3**	**7.40**	**-10.8**	**10.00**	**7.05**	**5.0**	**0.56**	**30.8**	**24.7**	**0.28**	**3.8**
AJS Bancorp, Inc. (MHC)	AJSB	42	2.0	20.45	2.3	29.90	17.00	20.3	0.56	NM	NM	0.44	2.2
Sound Financial, Inc. (MHC)	SNFL	27	2.9	9.15	NA	10.00	9.00	1.7	0.83	12.6	16.1	0.00	0.0
Equitable Financial Corp. (MHC)	EQFC	29	3.2	9.00	12.5	10.70	6.55	37.4	0.82	NM	NM	0.00	0.0
Ottawa Savings Bancorp, Inc. (MHC)	OTTW	26	2.2	12.00	6.7	13.85	9.50	26.3	0.69	37.5	18.5	0.20	1.7
Polonia Bancorp (MHC)	PBCP	32	3.3	9.75	5.4	10.27	8.05	21.1	0.76	NM	NM	0.00	0.0
FSB Community Bankshares, Inc. (MHC)	FSBC	13	1.8	7.10	-13.4	11.25	6.80	4.4	0.69	NM	NM	0.00	0.0
SFSB, Inc. (MHC)	SFBI	19	2.8	6.90	-16.4	9.30	6.50	6.2	0.80	NM	NM	0.00	0.0
Georgetown Bancorp, Inc. (MHC)	GTWN	18	2.6	6.72	-2.6	8.50	6.00	12.0	0.62	NM	NM	0.00	0.0
Mid-Southern Savings Bank, FSB (MHC)	MSVB	21	1.5	14.00	-6.7	19.51	12.12	15.5	0.68	19.4	24.1	0.53	3.8
BV Financial, Inc. (MHC)	BVFL	16	2.4	6.55	-17.1	8.75	6.50	0.8	0.49	NM	NM	0.20	3.1
Seneca-Cayuga Bancorp, Inc. (MHC)	SCAY	18	2.4	7.70	6.2	9.35	6.30	22.2	0.70	NM	NM	0.00	0.0
Flatbush Federal Bancorp, Inc. (MHC)	FLTB	16	2.7	5.80	-3.3	7.75	4.45	30.3	0.76	NM	NM	0.00	0.0
Hometown Bancorp, Inc. (MHC)	HTWC	17	2.4	7.00	-6.8	10.05	6.65	5.3	0.76	25.0	16.7	0.00	0.0
Alamogordo Financial Corp. (MHC)	ALMG	39	1.3	30.00	4.2	40.00	18.12	65.6	0.69	23.6	41.0	1.00	3.3
Gouverneur Bancorp, Inc. (MHC)	GOV	18	2.3	8.02	4.4	20.00	7.53	6.5	0.63	20.1	18.2	0.32	4.0
Delanco Bancorp, Inc. (MHC)	DLNO	10	1.6	6.30	-10.6	9.80	6.15	2.4	0.62	NM	NM	0.00	0.0
Home Federal Bancorp, Inc. of Louisiana (MHC)	HFBL	29	3.4	8.52	-10.3	10.60	7.53	13.1	0.55	42.6	50.1	0.24	2.8
Minden Bancorp, Inc. (MHC)	MDNB	29	1.4	20.85	-3.0	25.00	19.91	4.7	0.63	26.1	24.8	0.40	1.9
Ben Franklin Financial, Inc. (MHC)	BFFI	20	2.0	9.85	12.6	10.55	7.00	40.7	0.82	NM	NM	0.00	0.0
First Federal of South Carolina, FSB (MHC)	FSGB	25	1.0	25.00	0.0	25.50	25.00	0.0	0.79	56.8	55.6	0.00	0.0
MainStreet Financial Corporation (MHC)	MSFN	3	0.8	4.00	-36.5	10.00	1.50	166.7	NA	NM	NM	0.00	0.0
Wake Forest Bancshares, Inc. (MHC)	WAKE	21	1.2	18.30	-8.5	22.40	17.10	7.0	0.41	19.1	14.2	0.80	4.4
Lincoln Park Bancorp (MHC)	LPBC	10	1.8	5.60	-6.7	8.75	5.10	9.8	0.70	NM	NM	0.00	0.0
Average:		**22**	**2.1**	**11.24**	**-4.0**	**14.86**	**9.58**	**22.6**	**0.68**	**28.3**	**27.9**	**0.18**	**1.18**
Median:		**20**	**2.2**	**8.52**	**-3.2**	**10.55**	**7.00**	**12.0**	**0.69**	**24.3**	**21.3**	**0.00**	**0.00**

KBW

26

Midwest Thrift Peer Group – Comparative Financials

Data is as of the quarter ended March 31, 2008

		EOP	Profitability and Overhead Ratios					Capital and Balance Sheet					Asset Quality	
Institution	Symbol	Assets ($Mil)	Core ROA (%)	Core ROE (%)	NIM (%)	Fee Inc. / Revenue Ratio (%)	Eff. Ratio (%)	Equity / Assets (%)	Tang. Equity / Assets (%)	Loans / Deposits Ratio (%)	Core Deposits / Deposits (%)	Secs. / Tg. Assets (%)	LLR / Loans (%)	NCO / Avg. Loans (%)
Greenville Federal Financial Corporation (MHC)	**GVFF**	**125**	**0.4**	**2.4**	**3.37**	**17.1**	**84.5**	**18.1**	**18.1**	**112.5**	**72.3**	**18.1**	**0.61**	**0.04**
AMB Financial Corp.	AMFC	183	0.2	2.2	2.40	27.6	87.4	7.3	7.3	124.5	74.0	2.6	0.51	0.05
Allied First Bancorp, Inc.	AFBA	166	0.0	0.4	2.38	35.9	102.1	6.0	5.7	112.5	71.1	5.4	0.82	0.87
Home Loan Financial Corporation	HLFN	163	0.7	6.3	3.67	16.9	68.1	11.5	11.5	121.5	85.4	10.5	1.17	0.25
Logansport Financial Corp.	LOGN	159	1.3	11.3	2.73	27.4	55.3	11.7	11.7	97.5	66.9	19.9	1.18	0.05
Community Investors Bancorp, Inc.	CIBN	148	0.0	0.6	3.20	9.7	75.1	7.3	7.3	112.1	76.7	7.9	0.66	0.15
CKF Bancorp, Inc.	CKFB	148	NA	NA	2.68	5.9	75.2	10.3	9.6	114.4	77.0	5.8	0.71	0.37
Great American Bancorp, Inc.	GTPS	148	0.9	8.5	4.22	40.0	76.9	10.7	10.4	98.1	75.3	1.8	0.84	0.00
Home City Financial Corporation	HCFL	146	0.2	1.9	2.58	8.1	83.8	9.1	9.0	118.3	62.8	2.3	0.93	0.53
Third Century Bancorp	TDCB	141	0.0	0.3	3.43	17.7	96.9	13.0	13.0	NA	91.0	3.9	NA	NA
Peoples-Sidney Financial Corporation	PSFC	137	0.6	5.0	3.45	2.3	73.6	11.3	11.3	146.8	81.3	2.9	0.50	0.48
Redwood Financial, Inc.	REDW	136	0.2	2.3	3.10	26.7	91.4	6.5	4.4	90.9	76.3	21.8	0.98	0.20
DSA Financial Corporation	DSFN	128	0.4	2.5	NA	15.7	78.3	12.9	12.9	98.6	55.7	NA	0.47	NA
Midland Capital Holdings Corporation	MCPH	119	0.1	0.6	3.28	15.1	97.1	11.6	11.6	79.0	78.0	3.2	0.50	0.00
Royal Financial, Inc.	RYFL	119	-4.5	-17.7	4.25	11.3	119.6	25.3	25.3	112.4	84.4	8.0	1.99	0.00
First Niles Financial, Inc.	FNFI	102	0.5	3.0	2.53	2.1	71.4	15.7	15.7	72.7	65.6	47.5	1.77	0.00
Average:		**143**	**0.0**	**1.9**	**3.14**	**17.5**	**83.5**	**11.4**	**11.1**	**107.09**	**74.76**	**10.24**	**0.93**	**0.23**
Median:		**146**	**0.2**	**2.2**	**3.15**	**15.7**	**78.3**	**11.3**	**11.3**	**112.23**	**76.25**	**5.63**	**0.83**	**0.15**

Core Income excludes extraordinary items, non-recurring items and gains/losses on sale of securities

KBW

27

Midwest Thrift Peer Group – Comparative Market Valuation

Data is as of the quarter ended March 31, 2008

Stock Information									Book Value & Earnings Multiples			Dividends	
Institution	Symbol	Market Cap ($MM)	Shares Outstdng. (MM)	Stock Price ($) 05/16/08	YTD Change (%)	52 Week High ($)	52 Week Low ($)	Change Low (%)	Mkt. / Tg. Bk. (X)	Price/Earnings MRQ (X)	Price/Earnings LTM (X)	Current Div. ($)	Div. Yield (%)
Greenville Federal Financial Corporation (MHC)	**GVFF**	**17**	**2.3**	**7.40**	**-10.8**	**10.00**	**7.05**	**5.0**	**0.56***	**30.8**	**24.7**	**0.28**	**3.8**
AMB Financial Corp.	AMFC	10	1.0	10.60	-20.3	15.75	9.50	11.6	0.77	29.4	NM	0.36	3.4
Allied First Bancorp, Inc.	AFBA	5	0.5	10.35	-23.3	16.25	10.30	0.5	0.58	NM	NM	0.00	0.0
Home Loan Financial Corporation	HLFN	20	1.5	13.75	6.6	15.00	12.75	7.8	1.09	19.1	23.3	0.80	5.8
Logansport Financial Corp.	LOGN	13	0.9	14.60	3.9	17.00	13.35	9.4	0.69	5.9	11.3	0.60	4.1
Community Investors Bancorp, Inc.	CIBN	9	0.9	10.00	-9.8	15.00	8.50	17.6	0.81	14.7	NM	0.42	4.2
CKF Bancorp, Inc.	CKFB	15	1.3	11.90	-5.7	15.80	10.10	17.8	NA	24.8	24.8	0.72	6.1
Great American Bancorp, Inc.	GTPS	19	0.6	33.00	2.3	33.50	30.00	10.0	1.28	14.7	19.0	0.48	1.5
Home City Financial Corporation	HCFL	9	0.8	11.00	2.8	16.49	10.15	8.4	0.68	34.4	20.4	0.48	4.4
Third Century Bancorp	TDCB	13	1.5	8.86	-6.7	12.00	8.10	9.4	0.72	NA	NA	0.16	1.8
Peoples-Sidney Financial Corporation	PSFC	17	1.4	12.40	14.8	15.00	9.25	34.1	1.09	22.1	NM	0.64	5.2
Redwood Financial, Inc.	REDW	7	0.5	15.00	-6.3	17.50	14.25	5.3	1.20	26.8	NM	0.00	0.0
DSA Financial Corporation	DSFN	16	1.6	9.80	-10.9	14.25	9.20	6.5	0.96	35.0	31.6	0.42	4.3
Midland Capital Holdings Corporation	MCPH	10	0.4	25.75	-4.6	43.50	25.00	3.0	0.69	58.5	18.4	0.96	3.7
Royal Financial, Inc.	RYFL	15	1.3	11.50	-14.8	16.90	11.50	0.0	0.98	23.6	41.0	0.00	0.0
First Niles Financial, Inc.	FNFI	14	1.3	10.75	27.4	12.15	7.01	53.4	0.91	20.7	17.9	0.64	6.0
Average:		**13**	**1.0**	**13.95**	**-3.0**	**18.41**	**12.60**	**13.0**	**0.89**	**25.4**	**23.1**	**0.45**	**3.36**
Median:		**13**	**1.0**	**11.50**	**-5.7**	**15.80**	**10.15**	**9.4**	**0.86**	**23.6**	**20.4**	**0.48**	**4.11**

**Presented on a fully-converted basis*

KBW
28

Ohio Thrift Peer Group – Comparative Financials

Data is as of the quarter ended March 31, 2008

		EOP	Profitability and Overhead Ratios					Capital and Balance Sheet					Asset Quality	
Institution	Symbol	Assets ($Mil)	Core ROA (%)	Core ROE (%)	NIM (%)	Fee Inc. / Revenue Ratio (%)	Eff. Ratio (%)	Equity / Assets (%)	Tang. Equity / Assets (%)	Loans / Deposits Ratio (%)	Core Deposits / Deposits (%)	Secs. / Tg. Assets (%)	LLR / Loans (%)	NCO / Avg. Loans (%)
Greenville Federal Financial Corporation (MHC)	**GVFF**	**125**	**0.4**	**2.4**	**3.37**	**17.1**	**84.5**	**18.1**	**18.1**	**112.5**	**72.3**	**18.1**	**0.61**	**0.04**
Perpetual Federal Savings Bank	PFOH	341	0.6	3.9	2.26	0.6	46.8	16.4	16.4	133.5	77.8	0.9	0.79	0.00
First Franklin Corporation	FFHS	323	0.1	1.1	1.96	23.2	91.6	7.9	7.9	121.3	81.1	8.3	0.43	0.00
Central Federal Corporation	CFBK	276	0.2	1.6	3.16	7.3	83.5	10.0	10.0	122.1	54.2	10.7	1.19	0.31
ASB Financial Corp.	ASBN	210	0.7	7.9	2.75	18.5	71.3	8.4	8.3	102.8	76.1	11.5	0.90	0.05
FFD Financial Corporation	FFDF	180	0.4	3.5	3.84	8.7	63.9	10.1	10.1	114.8	67.6	4.1	0.80	0.52
Home Loan Financial Corporation	HLFN	163	0.7	6.3	3.67	16.9	68.1	11.5	11.5	121.5	85.4	10.5	1.17	0.25
Community Investors Bancorp, Inc.	CIBN	148	0.0	0.6	3.20	9.7	75.1	7.3	7.3	112.1	76.7	7.9	0.66	0.15
Home City Financial Corporation	HCFL	146	0.2	1.9	2.58	8.1	83.8	9.1	9.0	118.3	62.8	2.3	0.93	0.53
Peoples-Sidney Financial Corporation	PSFC	137	0.6	5.0	3.45	2.3	73.6	11.3	11.3	146.8	81.3	2.9	0.50	0.48
First Niles Financial, Inc.	FNFI	102	0.5	3.0	2.53	2.1	71.4	15.7	15.7	72.7	65.6	47.5	1.77	0.00
Indian Village Bancorp, Inc.	IDVB	96	-0.4	-0.5	2.17	10.5	99.5	8.3	8.3	105.0	70.2	16.3	1.45	0.60
Average:		**193**	**0.3**	**3.1**	**2.87**	**9.8**	**75.3**	**10.5**	**10.5**	**115.53**	**72.60**	**11.16**	**0.96**	**0.26**
Median:		**163**	**0.4**	**3.0**	**2.75**	**8.7**	**73.6**	**10.0**	**10.0**	**118.33**	**76.10**	**8.34**	**0.90**	**0.25**

Core Income excludes extraordinary items, non-recurring items and gains/losses on sale of securities

KBW

29

Ohio Thrift Peer Group — Comparative Market Valuation Data is as of the quarter ended March 31, 2008 close annHigh annLow Stock Information Book Value & Earnings Multiples Dividends Market Shares Stock YTD 52 Week Change Mkt. / Price/Earnings Current Div. Cap Outstdng. Price ($) Change High Low Low Tg. Bk. MRQ LTM Div. Yield Institution Symbol ($MM) (MM) 05/16/08 (%) ($) ($) (%) (X) (X) (X) ($) (%) Greenville Federal Financial Corporation (MHC) GVFF 17 2.3 7.40 -10.8 10.00 7.05 5.0 0.56* 30.8 24.7 0.28 3.8 Perpetual Federal Savings Bank PFOH 41 2.5 16.80 -19.9 26.25 16.10 4.3 0.74 19.1 15.9 1.00 6.0 First Franklin Corporation FFHS 14 1.7 8.20 -18.0 16.99 6.33 29.5 0.54 34.2 34.2 0.36 4.4 Central Federal Corporation CFBK 21 4.5 4.72 22.3 7.00 3.75 25.9 0.76 39.3 NM 0.20 4.2 ASB Financial Corp. ASBN 25 1.6 16.00 -5.9 19.25 14.00 14.3 1.46 18.2 16.7 0.72 4.5 FFD Financial Corporation FFDF 15 1.1 13.65 -5.9 17.50 13.61 0.3 0.80 22.8 11.0 0.66 4.8 Home Loan Financial Corporation HLFN 20 1.5 13.75 6.6 15.00 12.75 7.8 1.09 19.1 23.3 0.80 5.8 Community Investors Bancorp, Inc. CIBN 9 0.9 10.00 -9.8 15.00 8.50 17.6 0.81 14.7 NM 0.42 4.2 Home City Financial Corporation HCFL 9 0.8 11.00 2.8 16.49 10.15 8.4 0.68 34.4 20.4 0.48 4.4 Peoples-Sidney Financial Corporation PSFC 17 1.4 12.40 14.8 15.00 9.25 34.1 1.09 22.1 20.0 0.64 5.2 First Niles Financial, Inc. FNFI 14 1.3 10.75 27.4 12.15 7.01 53.4 0.91 20.7 17.9 0.64 6.0 Indian Village Bancorp, Inc. IDVB 6 0.4 14.65 6.6 20.20 10.50 39.5 0.77 NM NM 0.00 0.0 Average: 17 1.6 11.99 1.9 16.44 10.18 21.4 0.88 24.5 19.9 0.54 4.49 Median: 15 1.4 12.40 2.8 16.49 10.15 17.6 0.80 21.4 19.0 0.64 4.50 *Presented on a fully-converted basis 30

Atlanta Boston Chicago Columbus Hartford London New York Red Bank Richmond San Francisco 31